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                                  IFR SYSTEMS, INC.
           EXHIBIT (11.0) - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

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                                        THREE MONTHS ENDED   NINE MONTHS ENDED
                                             MARCH 31,           MARCH 31,
                                          1996       1995      1996      1995
                                      ---------  --------  --------  ---------
                                       (000'S OMITTED, EXCEPT PER SHARE DATA)

PRIMARY:
Average shares outstanding                 5,481     5,282     5,487      5,269
Net effect of dilutive stock
    options-based on the treasury
    stock method using average
    market  price                            161       191       142         94
                                       ---------  --------  --------  ---------
Totals                                     5,642     5,473     5,629      5,363
                                       ---------  --------  --------  ---------
                                       ---------  --------  --------  ---------
Net Income                             $   1,479  $    655  $  3,179  $   1,718
                                       ---------  --------  --------  ---------
                                       ---------  --------  --------  ---------
Per Share Amount                       $    0.26  $   0.12  $   0.56  $    0.32
                                       ---------  --------  --------  ---------
                                       ---------  --------  --------  ---------


FULLY DILUTED:
Average shares outstanding                 5,481     5,282     5,487      5,269
Net effect of dilutive stock
    options-based on the treasury
    stock method using the period-
    end market price, if greater
    than average market price                219       258       225        260
Assumed conversion of 10%
    convertible notes                         16       153        16        153
                                       ---------  --------  --------  ---------
Totals                                     5,716     5,693     5,728      5,682
                                       ---------  --------  --------  ---------
                                       ---------  --------  --------  ---------

Net Income                             $   1,479  $    655  $  3,179  $   1,718
Add 10% convertible note interest,
    net of federal income tax effect           2        18         6         55
                                       ---------  --------  --------  ---------
Totals                                 $   1,481  $    673  $  3,185  $   1,773
                                       ---------  --------  --------  ---------
                                       ---------  --------  --------  ---------
Per Share Amount                       $    0.26  $   0.12  $   0.56  $    0.31
                                       ---------  --------  --------  ---------
                                       ---------  --------  --------  ---------

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